Exhibit 4.4

CURALEAF HOLDINGS, INC.

Unaudited Condensed Interim Consolidated Financial Statements

As of and for the Three and Six Months Ended

June 30, 2020 and 2019

(Expressed in Thousands United States Dollars Unless Otherwise Stated)

Page(s)

Condensed Interim Consolidated Financial Statements

Condensed Interim Consolidated Statements of Financial Position (Unaudited)	1

Condensed Interim Consolidated Statements of Profits or Losses and Comprehensive Income (Unaudited)	2

Condensed Interim Consolidated Statements of Changes in Equity (Unaudited)	3

Condensed Interim Consolidated Statements of Cash Flows (Unaudited)	4

Notes to Condensed Interim Consolidated Financial Statements	5-33

Curaleaf Holdings, Inc.

Condensed Interim Consolidated Statements of Financial Position

Unaudited

(in thousands)

		June 30,	December 31,
	Note	2020	2019
Assets
Current assets:
Cash and cash equivalents		$122,763	$42,310
Accounts receivable	3	18,197	18,335
Inventory, net	5	129,763	63,210
Biological assets	6, 19	27,025	19,197
Assets held for sale	7	35,050	—
Prepaid expenses and other current assets		7,342	6,479
Total current assets		340,140	149,531
Deferred tax asset		2,687	2,628
Notes receivable	8	83,635	57,166
Property, plant and equipment, net	9	179,687	129,812
Right-of-use assets	17	81,010	82,794
Intangible assets, net	10	404,110	185,635
Goodwill	10	179,955	69,326
Investments	4	51,244	51,209
Other assets		10,110	8,825
Total assets		$1,332,578	$736,926

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable		$25,300	$12,742
Accrued expenses		30,585	18,016
Income tax payable		40,308	15,114
Current portion of lease liability	17	13,415	11,835
Current portion of notes payable	4, 11	6,290	17,000
Current contingent consideration liability	18	9,700	—
Liabilities held for sale		3,612	—
Other current liabilities	19	337	31,549
Total current liabilities		129,547	106,256
Deferred tax liability		85,587	22,642
Notes payable	11	273,559	87,953
Lease liability	2,17	81,868	81,319
Non-controlling interest redemption liability	4, 19	2,694	2,694
Contingent consideration liability	4, 18	81,662	32,616
Total liabilities		654,917	333,480

Shareholders’ equity:
Share capital		992,141	693,699
Treasury shares		(5,208)	(5,208)
Reserves		(155,469)	(146,819)
Accumulated deficit		(150,027)	(132,910)
Total Curaleaf Holdings, Inc. shareholders’ equity	12	681,437	408,762
Redeemable non-controlling interest contingency	4	(2,694)	(2,694)
Non-controlling interest	4	(1,082)	(2,622)
Total shareholders’ equity		677,661	403,446
Total liabilities and shareholders’ equity		$1,332,578	$736,926

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Curaleaf Holdings, Inc.

Condensed Interim Consolidated Statements of Profits or Losses and Comprehensive Income

Unaudited

(in thousands, except for share and per share amounts)

		Three months ended		Six months ended
		June 30,		June 30,
	Note	2020	2019	2020	2019
Revenues:
Retail and wholesale revenues		$99,579	$37,726	$176,635	$65,494
Management fee income		17,901	10,763	37,342	18,246
Total revenues		117,480	48,489	213,977	83,740
Cost of goods sold		56,844	22,469	100,856	39,614
Gross profit before impact of biological assets		60,636	26,020	113,121	44,126
Realized fair value amounts included in inventory sold		(22,423)	(15,478)	(43,613)	(25,833)
Unrealized fair value gain on growth of biological assets	6	43,014	16,870	79,761	29,471
Gross profit		81,227	27,412	149,269	47,764
Operating expenses:
Selling, general and administrative	14	40,466	28,029	86,324	51,298
Share-based compensation	13	4,833	4,489	9,334	6,270
Depreciation and amortization	9,10	14,237	7,195	26,924	12,091
Total operating expenses		59,536	39,713	122,582	69,659
Income (Loss) from operations		21,691	(12,301)	26,687	(21,895)
Other income (expense):
Interest income		3,573	2,436	6,419	4,919
Interest expense	11	(11,357)	(3,983)	(21,849)	(8,147)
Interest expense related to lease liabilities	17	(2,132)	(1,348)	(4,290)	(2,315)
Other income (expense)	11	(77)	(1,047)	2,529	(1,073)
Total other expense		(9,993)	(3,942)	(17,191)	(6,616)
Income (Loss) before provision for income taxes		11,698	(16,243)	9,496	(28,511)
Income tax expense		(13,534)	(8,192)	(26,783)	(6,753)
Net loss and comprehensive loss		(1,836)	(24,435)	(17,287)	(35,264)
Less: Net income (loss) attributable to non-controlling interest		193	106	(170)	(513)
Net loss attributable to Curaleaf Holdings, Inc.		$(2,029)	$(24,541)	$(17,117)	$(34,751)
Loss per share attributable to Curaleaf Holdings, Inc. — basic and diluted	15	$(0.00)	$(0.05)	$(0.03)	$(0.08)
Weighted average common shares outstanding — basic and diluted	15	533,192,806	461,313,741	520,446,921	459,499,816

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Curaleaf Holdings, Inc.

Condensed Interim Consolidated Statements of Changes in Equity

Unaudited

(in thousands, except for share amounts)

	Share capital (Note 12)			Treasury	Share-Based	Other			Total Curaleaf Holdings, Inc.	Redeemable non - controlling interest	Non-controlling	Redeemable non- controlling	Total
	# of Shares			shares	reserves	reserves	Total	Accumulated	shareholders’	contingency	interest	interest	shareholders’
	SVS	MVS	Amount	(Note 12)	(Note 13)	(Note 4)	reserves	deficit	equity	(Note 4)	(Note 4)	(Note 4)	equity
Balances as of December 31, 2018	335,292,331	122,170,705	$657,525	$(4,325)	$6,698	$(153,459)	$(146,761)	(65,`666)	$440,773	$(2,957)	$—	$(2,174)	$435,642
Repurchase of shares	(70,100)	—	—	(338)	—	—	—	—	(338)	—	—	—	(338)
Exercise of stock options	3,478,196	—	7,268	—	(699)	—	(699)	—	6,569	—	—	—	6,569
Share-based compensation	—	—	—	—	6,270	—	6,270	—	6,270	—	—	—	6,270
Issuance of shares in connection with acquisitions	2,351,860	—	16,193	—	—	—	—	—	16,193	—	—	—	16,193
Non-controlling interest in connection with acquisitions	—	—	—	—	—	—	—	—	—	—	2,156	—	2,156
Conversion of MVS to SVS	10,000,000	(10,000,000)	—	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	(34,751)	(34,751)	—	—	(513)	(35,264)
Balances as of June 30, 2019	351,052,287	112,170,705	$680,986	$(4,663)	$12,269	$(153,459)	$(141,190)	$(100,417)	$434,716	$(2,957)	$2,156	$(2,687)	$431,228

Balances as of December 31, 2019	366,114,366	103,970,705	$693,699	$(5,208)	$20,517	$(167,336)	$(146,819)	$(132,910)	$408,762	$(2,694)	$2,156	$(4,778)	$403,446
Issuance of shares in connection with acquisitions	55,790,122	—	268,799	—	—	—	—	—	268,799	—	—	—	268,799
Minority buyouts	3,788,920	—	25,752	—	—	(16,490)	(16,490)	—	9,262	—	—	1,710	10,972
Exercise of stock options	4,221,843	—	3,891	—	(3,012)	—	(3,012)	—	879	—	—	—	879
Share-based compensation	—	—	—	—	9,334	—	9,334	—	9,334	—	—	—	9,334
Non cash bonus	—	—	—	—	1,518	—	1,518	—	1,518	—	—	—	1,518
Conversion of MVS to SVS	10,000,000	(10,000,000)	—	—	—	—	—	—	—	—	—	—	—
Net income (loss)	—	—	—	—	—	—	—	(17,117)	(17,117)	—	(640)	470	(17,287)
Balances as of June 30, 2020	439,915,251	93,970,705	$992,141	$(5,208)	$28,357	$(183,826)	$(155,469)	$(150,027)	$681,437	$(2,694)	$1,516	$(2,598)	$677,661

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Curaleaf Holdings, Inc.

Condensed Interim Consolidated Statements of Cash Flows

Unaudited

(in thousands)

		Six months ended June 30,
	Note	2020	2019
Cash flows from operating activities:
Net loss		$(17,287)	$(35,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		34,983	14,913
Share-based compensation		10,852	6,270
Non-cash interest expense		5,633	3,194
Unrealized gain on changes in fair value of biological assets		(79,761)	(29,471)
Realized fair value amounts included in inventory sold		43,613	(11,974)
(Gain)/loss on sale of property, plant and equipment		—	575
Deferred taxes		6,503	216
Write off of acquisition costs		—	1,135
Changes in operating assets and liabilities
Accounts receivable		8,522	(3,998)
Biological assets		26,852	36,925
Inventory		(46,197)	(10,376)
Prepaid expenses and other current assets		1,299	(406)
Other assets		(1,442)	(205)
Accounts payable		4,614	1,706
Income taxes payable		21,803	3,044
Accrued expenses		1,827	2,174
Net cash provided by (used in) operating activities		21,814	(21,542)
Cash flows from investing activities:
Purchases of property and equipment		(51,511)	(43,015)
Prepayment of acquisition consideration		—	(25,757)
Payments made on completion of acquisitions		(51,188)	—
Net assets acquired from acquisitions, net of cash acquired		—	(53,384)
Amounts advanced for notes receivable		(14,100)	(13,757)
Net cash used in investing activities		(116,799)	(135,913)
Cash flows from financing activities:
Proceeds from senior unsecured notes
Cash received from financing agreement		185,723	—
Lease liability payments	9	(11,164)	(2,282)
Repurchase of common stock		—	(338)
Exercise of stock options		879	805
Net cash provided by (used in) financing activities		175,438	(1,815)
Net change in cash		80,453	(159,270)
Cash at beginning of period		42,310	266,616
Cash at end of period		122,763	107,346
Supplemental disclosure of cash flow information:
Cash paid for interest		18,092	4,549
Supplemental disclosure of non-cash investing and financing activities:
Recognition of right of use assets and lease liabilities		—	61,168
Issuance of shares in connection with minority buyouts		10,972	—
Issuance of shares in connection with acquisitions		268,799	16,193
Contingent consideration incurred in connection with acquisitions		68,012	14,475
Forgiveness of note receivable in connection with acquisition		751	—
Seller note incurred in connection with acquisition		—	8,000

The accompanying notes are an integral part of these unaudited condensed interim consolidated financial statements.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 1 — Operations of the company

Curaleaf Holdings, Inc. (the “Company”, “Curaleaf”, or the “Group”), formerly known as Lead Ventures, Inc. (“LVI”), was incorporated under the laws of British Columbia, Canada on November 13, 2014. Curaleaf operates as a life science company developing full scale cannabis operations, with core competencies in cultivation, manufacturing, dispensing and medical cannabis research.

On October 25, 2018, the Company completed a reverse takeover transaction, and completed a related private placement which closed one day prior on October 24, 2018. Following the transactions, the Company’s subordinate voting shares (“SVS”) were listed on the Canadian Securities Exchange (“CSE”) under the symbol “CURA” and on the OTCQX under the symbol “CURLF”.

The head office and principal address of the Company is 301 Edgewater Place #405, Wakefield, MA 01880. The Company’s registered and records office address is located at Suite 1700-666 Burrard Street, Vancouver, British Columbia, Canada.

For the purposes of these unaudited condensed interim consolidated financial statements, the terms “Company” and “Curaleaf” mean Curaleaf Holdings, Inc. and, unless the context otherwise requires, includes its subsidiaries. Any references to the cultivation, processing, manufacturing, extraction, retail operations, dispensing or distribution of cannabis, logistics or similar terms specifically relate only to our state-licensed subsidiary entities. Operations of the licensed subsidiary entities are dependent on each entity’s license type, and the applicable state law and associated regulations.

Note 2 — Basis of presentation

The unaudited condensed interim consolidated financial statements have been prepared in compliance with International Accounting Standard 34 - Interim Financial Reporting. The Company followed the same accounting policies and methods of application as those disclosed in the annual audited consolidated financial statements for the year ended December 31, 2019. The interim consolidated financial statements should be read in conjunction with the annual financial statements of the Company for the year ended December 31, 2019, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

These unaudited condensed interim consolidated financial statements were approved by the Board of Directors and authorized for issue by the Board of Directors on August 14, 2020.

Functional currency

The Company and its subsidiaries’ functional currency, as determined by management, is the United States (“U.S.”) dollar. The consolidated financial statements are presented in U.S. dollars unless otherwise stated.

Basis of consolidation

Affiliates are entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity and is exposed to the variable returns from its activities. The financial statements of affiliates are included in the consolidated financial statements from the date that control commences until the date that control ceases.

These consolidated financial statements include the accounts of the Company and its direct subsidiaries, indirect subsidiaries that are not wholly owned, and other entities consolidated other than on the basis of ownership:

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

	June 30,	December 31,
	State of	2020	2019
Business name	operations	ownership%	ownership%
CLF AZ, Inc.	AZ	100%	100%
CLF NY, Inc.	NY	100%	100%
Curaleaf CA, Inc.	CA	100%	100%
Curaleaf KY, Inc.	KY	100%	100%
Curaleaf Massachusetts, Inc.	MA	100%	100%
Curaleaf MD, LLC	MD	100%	100%
Curaleaf OGT, Inc.	OH	100%	100%
Curaleaf PA, LLC	PA	100%	100%
Curaleaf, Inc.	MA	100%	100%
Focused Investment Partners, LLC	MA	100%	100%
CLF Maine, Inc.	ME	100%	100%
PalliaTech RI, LLC	RI	100%	100%
PalliaTech CT, Inc.	CT	100%	100%
PalliaTech OR, LLC (formerly Groen)	OR	100%	100%
PalliaTech Florida, Inc.	FL	100%	100%
PalliaTech Florida, LLC	FL	88.6%	77.2%
Curaleaf Florida, LLC	FL	92%	70%
CLF MD Processing, LLC	MD	100%	100%
PT Nevada, Inc. (Note 4)	NV	100%	100%
CLF Sapphire Holdings, Inc. (Note 4)	OR	100%	—
HMS Health LLC (Note 4)	MD	—	—
HMS Processing LLC (Note 4)	MD	—	—
HMS Sales LLC (Note 4)	MD	—	—
MI Health LLC (Note 4)	MD	—	—
Town Center Wellness, LLC (Note 4)	MD	—	—

All intercompany balances and transactions were eliminated on consolidation.

Significant accounting judgments, estimates and assumptions

The preparation of the Company’s consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the review affects both current and future periods. Except as described below, the significant judgments, estimates and assumptions made by management in preparing the unaudited condensed interim consolidated financial statements for the three and six months ended June 30, 2020 and 2019 were the same as those that applied to the annual audited consolidated financial statements.

Biological assets

Biological assets are dependent upon estimates of future economic benefits as a result of past events to determine the fair value through an exercise of significant judgment by the Company. In estimating the fair value of an asset or a liability, the Company uses market observable data to the extent it is available. The Company uses the average selling price per gram in the market in which the biological assets are produced to determine fair value. The Company assesses market prices on a quarterly basis in order to ensure biological assets are measured at the most relevant fair value.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities. Contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IFRS 9 — Financial Instruments with the corresponding gain or loss being recognized in the consolidated statement of profits and losses. For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods, not to exceed one year from the acquisition date.

The Company utilizes the guidance prescribed by Amendments to IFRS 3 — Definition of a Business (the “IFRS 3 Amendment”). The IFRS 3 Amendment changes the definition of a business and allows entities to use a concentration test to determine if transactions should be accounted for as a business combination or an asset acquisition. Under the optional concentration test, where substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business and the transaction would be accounted for as an asset acquisition. Management performs a concentration test where appropriate and if the concentration of assets is 85% or above, the transaction is generally accounted for as an asset acquisition.

Share-based payment arrangements

The Company uses the Black-Scholes valuation model to determine the fair value of options granted to employees and directors under share-based payment arrangements, where appropriate. In instances where stock options have performance or market conditions, the Company utilizes the Monte Carlo valuation model to simulate the various outcomes that affect the value of the option. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of the Company’s future share price, risk free rates, future dividend yields and estimated forfeitures at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results.

Accounts receivable

Trade receivables are amounts due from customers for goods sold in the ordinary course of business. They are generally due for settlement within 30 days and therefore are all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. The Company holds the trade receivables with the objective to collect the contractual cash flows. To measure the expected credit losses, trade receivables have been grouped based on shared credit risk characteristics and the days past due.

The valuation of allowances for uncollectible trade receivables requires assumptions including estimated credit losses based on customer history, industry concentrations, and the Company’s knowledge of the financial conditions of its customers. Uncertainty relates to the actual collectability of customer balances that can vary based on management’s estimates and judgment.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Assets held for sale

The accounting policy for assets held for sale applied in these unaudited condensed interim consolidated financial statements is new in comparison to the audited consolidated financial statements as of and for the year ended December 31, 2019. The Company classifies assets held for sale in accordance with IFRS 5, “Non-Current Assets Held for Sale and Discontinued Operations.” When the Company makes the decision to sell an asset or to stop some part of its business, the Company assesses if such assets should be classified as an asset held for sale. To classify as an asset held for sale, the asset or disposal group must meet all of the following conditions: i) the asset is available for immediate sale in its present condition, ii) management is committed to a plan to sell, iii) an active program to locate a buyer and complete the plan has been initiated, iv) the asset is being actively marketed for sale at a sales price that is reasonable in relation to its fair value, v) the sale is highly probable within one year from the date of classification, and vi) actions required to complete the plan indicate that it is unlikely that the plan will be significantly changed or withdrawn. Assets held for sale are measured at the lower of its carrying amount or fair value less cost to sell (“FVLCTS”) unless the asset held for sale meets the exceptions as denoted by IFRS 5. FVLCTS is the amount obtainable from the sale of the asset in an arm’s length transaction, less the costs of disposal. Once classified as held for sale, any depreciation and amortization cease to be recorded (see Note 7).

Deferred taxes

Significant estimates are required in determining the current and deferred assets and liabilities for income taxes. Various internal and external factors may have favorable or unfavorable effects on the income tax assets and liabilities. These factors include, but are not limited to, changes in tax laws, regulations and/or rates, changing interpretations of existing tax laws or regulations and changes in overall levels of pre-tax earnings. Such changes could impact the assets and liabilities recognized in the balance sheet in future periods.

Discount rate for leases

IFRS 16 - Leases requires lessees to discount lease payments using the rate implicit in the lease, if that rate is readily available. If that rate cannot be readily determined, the lessee is required to use its incremental borrowing rate. The Company generally uses the incremental borrowing rate when initially recording real estate leases as the implicit rates are not readily available as information from the lessor regarding the fair value of underlying assets and initial direct costs incurred by the lessor related to the leased assets is not available. The Company determines the incremental borrowing rate as the interest rate the Company would pay to borrow over a similar term the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

COVID-19 Estimation Uncertainty

The novel coronavirus commonly referred to as “COVID-19” was identified in December 2019 in Wuhan, China. On January 30, 2020, the World Health Organization declared the outbreak a global health emergency, and on March 11, 2020, the spread of COVID-19 was declared a pandemic by the World Health Organization. On March 13, 2020, the spread of COVID-19 was declared a national emergency by President Donald Trump. The outbreak has spread throughout Europe, the Middle East and North America, causing companies and various international jurisdictions to impose restrictions such as quarantines, business closures and travel restrictions.

While these effects are expected to be temporary, the duration of the business disruptions and related financial impact cannot reasonably be estimated at this time. In addition, it is possible that estimates in the Company’s financial statements will change in the near term as a result of COVID-19 and the effect of any such changes could be material, which could result in, among other things, impairment of long-lived assets including intangibles and goodwill. The Company is closely monitoring the impact of the pandemic on all aspects of its business.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

New, amended and future IFRS pronouncements

The following IFRS standards have been recently issued by the IASB. The Company is assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

Amendment to IFRS 3: Definition of a Business

In October 2018, the IASB issued the IFRS 3 Amendment. The IFRS 3 Amendment clarifies the definition of a business, with the objective of assisting entities to determine whether a transaction should be accounted for as a business combination or as an asset acquisition. The IFRS 3 Amendment provides an assessment framework to determine when a series of integrated activities is not a business. The IFRS 3 Amendment is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning on or after January 1, 2020, however early application is permitted. The Company elected early application of the IFRS 3 Amendment and elects whether to apply, or not apply, the test to each transaction separately.

IAS 1: Presentation of Financial Statements & IAS 8: Accounting Policies, Changes in Accounting Estimates and Errors

In October 2018, the IASB issued “Definition of Material”, an amendment to IAS 1 — Presentation of Financial Statements and IAS 8 — Accounting Policies, Changes in Accounting Estimates and Errors, to clarify the definition of material and to align the definition used in the Conceptual Framework and the standards themselves. Materiality is defined as “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” This amendment is effective for the annual period beginning January 1, 2020.

The following is a brief summary of the new standards issued but not yet effective:

Amendments to IAS 1: Classification of Liabilities as Current or Non-Current

In January 2020, the IASB issued Classification of Liabilities as Current or Non-current (“Amendments to IAS 1”). The Amendments to IAS 1 aim to promote consistency in applying the requirements by helping companies determine whether, in the statement of financial position, debt and other liabilities with an uncertain settlement date should be classified as current (due or potentially due to be settled within one year) or non-current. The Amendments to IAS 1 include clarifying the classification requirements for debt a company might settle by converting it into equity. The Amendments to IAS 1 are effective for annual reporting periods beginning on or after January 1, 2022, with earlier application permitted.

Amendments to IAS 37: Onerous Contracts — Cost of Fulfilling a Contract

In May 2020, the IASB issued Onerous Contracts — Cost of Fulfilling a Contract (“Amendments to IAS 37”) amending the standard regarding costs a company should include as the cost of fulfilling a contract when assessing whether a contract is onerous. The amendment is effective for annual reporting periods beginning on or after January 1, 2022.

Note 3 — Accounts receivable

Accounts receivable consist of the following:

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

	June 30,	December 31,
	2020	2019
Trade accounts receivable	$21,904	$17,339
Other receivables	164	996
Transferred to assets held for sale	(3,871)	—
Total trade and other receivables	$18,197	$18,335

Note 4 — Acquisitions

A summary of acquisitions completed during the six months ended June 30, 2020 and the year ended December 31, 2019 is provided below:

	Six months ended June 30, 2020
Purchase price allocation	Cura (2)	Remedy (1)	Arrow (1)
Assets acquired:
Cash	$12,555	172	613
Accounts receivable, net	8,516	15	—
Prepaid expenses and other current assets	2,232	3	—
Inventory	22,074	—	508
Property, plant and equipment, net	9,061	319	1,854
Right-of-use assets	9,627	—	—
Other assets	760	—	—
Intangible assets :
Licenses	124,120	—	38,435
Trade name	27,590	—	—
Service agreements	57,380	1,933	—
Non-compete agreements	4,770	—	—
Goodwill	112,301	—	—
Deferred tax liabilities	(54,624)	—	(1,552)
Liabilities assumed	(34,016)	(106)	(2,177)
Consideration transferred	$302,346	2,336	37,681

	2019 Acquisitions
Purchase price allocation	Acres (2)	Glendale (1)	Phyto (1)	Emerald (1)	Eureka (1)	Blackjack (1)	HMS (1)	Elevate (1)
Assets acquired:
Cash	$478	$330	$37	$747	$490	$120	$501	$101
Accounts receivable	884	92	—	188	82	—	1,052	—
Prepaid expenses and other current assets	114	21	143	253	876	—	211	53
Inventory	3,812	422	103	724	587	333	414	93
Biological assets	567	—	—	—		—	—	—
Property, plant and equipment	5,994	1,407	—	103	357	—	—	68
Other assets	45	107	—	15	—	—	—	—
Intangible assets :
Licenses	22,340	17,060	7,424	15,970	35,253	7,187	32,775	1,937
Trade name	370	—	—	—	—	—	—	—
Non-compete agreements	700	—	—	—	—	—	—	—
Goodwill	17,471	—	—	—	—	—	—	—
Deferred tax liabilities	—	—	—	—	—	—	—	—
Liabilities assumed	(5,178)	(660)	(38)	—	(1,284)	(915)	(2,654)	(151)
Non-controlling interest	—	—	—	—	—	(2,156)	—	—
Consideration transferred	$47,597	$18,779	$7,669	$18,000	$36,361	$4,569	$32,299	$2,101

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

(1)         Acquisition accounted for as an asset acquisition under IFRS 3.

(2)         Acquisition accounted for as a business combination under IFRS 3.

Certain fair values may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods, not to exceed one year from the acquisition date.

Goodwill arising from acquisitions consists largely of the synergies and economies of scale expected from combining the operations of the businesses. These synergies include the elimination of redundant facilities and functions and the use of the Company’s existing commercial infrastructure to expand sales.

2020 acquisitions

Cura Partners, Inc., an Oregon corporation (“Cura” or “Select”)

On February 1, 2020, the Company completed the acquisition of Select through the Company’s subsidiary CLF Sapphire Holdings, Inc. The acquisition included Select’s manufacturing, processing, distribution, and marketing operations and all adult-use and medical cannabis products marketed under the Select brand name, including all intellectual property (the “Cura Transaction”).

Due to changes in market conditions, Curaleaf and Select mutually agreed on October 30, 2019 to reduce the base consideration payable upon closing of the Cura Transaction. Under the amended and restated merger agreement (the “Amended Merger Agreement”), the number of SVS payable at closing (“Closing Shares”) of the Cura Transaction was 48,275,476 with an additional 3,074,149 SVS to be held in escrow until the 18 month anniversary of the closing date (“Escrow Shares”). The fair value of the Closing Shares was $251,911 and the fair value of the Escrow Shares was $17,381. There is an additional 52,495,584 SVS to be payable to Select equity holders contingent upon Curaleaf achieving certain calendar year 2020 revenue targets based on Select-branded extract sales beginning at a target of $130,000 with maximum achievement at $250,000. The fair value of the Contingent Shares was $32,423. In addition, Select equity holders will also be eligible to receive an earn-out of up to $200,000 from the issuance of additional SVS, contingent upon Curaleaf exceeding $300,000 in calendar year 2020 revenue for Select-branded extract sales. The contingent consideration related to Cura had a fair value of $32,423. There were 2 dissenting Select shareholders who elected to receive cash in lieu of merger consideration.  They were paid $631 in April 2020.

Revenue and net loss from Cura Partners included in the consolidated statement of profits and losses for the six months ended June 30, 2020 was $38,303 and $12,039, respectively.

Arrow Alternative Care, Inc. (“Arrow 1”), Arrow Alternative Care #2, Inc. (“Arrow 2”), Arrow Alternative Care #3, Inc. (“Arrow 3”), each a Delaware corporation (collectively, the “Arrow Companies” or “Arrow”)

In March 2020, the Company signed definitive agreements to acquire Arrow 1, Arrow 2 and Arrow 3 (respectively, “Transaction 1”, “Transaction 2” and “Transaction 3”, and collectively the “Arrow Transactions”), which operated licensed medical cannabis dispensaries in Stamford, Hartford, and Milford, Connecticut. The aggregated consideration to be paid for the Arrow Companies is $37,681, consisting of $16,298 cash and $21,383 in SVS. The Closing of Transaction 1 and Transaction 3 occurred in April 2020. While management control of, and all economic interest in, Arrow 2 passed to the Company in April 2020, the formal closing of Transaction 2 occurred on August 3, 2020. The consideration for Arrow 1 was $10,412 and was paid in cash at closing. The consideration for Arrow 2 was $15,048 of which $9,333 was paid in SVS and the remainder in cash. Finally, the consideration for Arrow 3 was $12,227 which was paid by the issuance of 1,861,149 SVS. Certain “top up” shares are now due as additional consideration in connection with Transaction 3.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Revenue and net income from Arrow included in the consolidated statement of profits and losses for the six months ended June 30, 2020 was $6,093 and $836, respectively.

Remedy Compassion Center, Inc. (“Remedy”)

Remedy owns and operates a duly licensed registered medical marijuana and cultivation facility in the state of Maine. In October 2016, the Company entered into a Management Services Agreement with Remedy (“Remedy MSA”) under which the Company provided services in the areas of cultivation, extraction, and other consulting. Under the Remedy MSA, Remedy maintained exclusive control and possession, and was solely responsible for final decision-making regarding all aspects of the business. The Company recognized management fee income for services rendered under the Remedy MSA.

Until February 2020, Remedy operated as a Maine nonprofit corporation when changes in Maine regulations allowed for conversion to a for-profit corporation. In February 2020, Remedy converted to a for-profit corporation as approved by their independent Board of Directors. In connection with the conversion, the Remedy MSA was terminated and the Company entered into a Registered Dispensary Management Agreement (“Remedy Operating Agreement”) which resulted in consolidation of Remedy.  Total consideration included forgiveness of debt of $2,336.

Revenue and net loss from Remedy included in the consolidated statement of profits and losses for the six months ended June 30, 2020 was $1,072 and $88, respectively.

2019 acquisitions

HMS Health LLC (“HMS”), HMS Processing LLC, MI Health LLC, and HMS Sales LLC,  HMS Health LLC, all Maryland limited liability companies (the “HMS Companies”)

In January 2019, the Company completed the acquisition of the HMS Companies which concluded as a $30,000 convertible financing. Prior to funding, HMS spun off its cannabis processing license and cannabis dispensing license into separate entities, HMS Processing LLC and HMS Sales LLC, respectively. There was an additional adjustment of $447 upon closing as part of the agreement. The loans, together with accrued interest, are convertible into equity of each of the HMS Companies upon receipt of all required regulatory approvals. In addition, the owners of the HMS Companies will receive additional consideration of $2,000 in SVS at the then-current market price upon completed conversion of the loans. The Company recorded a liability of $1,852 for the additional consideration.

Town Center Wellness, LLC, dba Elevate Takoma, a Maryland limited liability company (“Elevate”)

In January 2019, the Company paid $2,101 cash for an option to acquire the license associated with Elevate, a dispensary located in Takoma Park, MD.

Naturex II, LLC, dba Blackjack Collective, a Nevada limited liability company (“Blackjack”)

In October 2017, the Company entered into an agreement to acquire 51.2% of Blackjack by purchasing a 64% interest in VSLV Management, a related party, which owned 80% of Blackjack. The purchase price was in the form of 4,105,988 SVS valued at $3,001. The Company issued these shares of Curaleaf Holdings, Inc. into escrow for release to the members of VSLV Management upon regulatory approval of the transaction. In January 2019, the Company entered into an agreement to acquire an additional 18% of Blackjack from minority owners for cash consideration of $1,260. Furthermore, in October 2019, the Company entered into an agreement to acquire the remaining interests in VSLV Management for the issue of 286,246 additional SVS upon closing of the transaction.

The Company’s total controlling ownership in Blackjack as of April 1, 2019, the date it took control of Blackjack, was 69.2%. The Company recognized the residual 30.8% of unowned membership interest as a $2,156 non-controlling interest

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

in equity. As a result of its agreement to acquire the remaining interest in VSLV Management, the Company’s controlling ownership interest was increased to 98% as of October 11, 2019. An additional $308 of payables due to the Company were effectively forgiven as part of the purchase price.

EC Investment Partners, LLC, a Nevada limited liability company (“Eureka”)

In April 2019, the Company acquired all of the membership interests of Eureka.  Total consideration of $36,361 consisted of $5,608 in cash, settlement of $5,000 of debt owed to the Company, and $14,239 settled through the issuance of 1,663,511 SVS.  In addition, the sellers may be entitled to additional consideration in the form of additional SVS based on the excess of Eureka’s EBITDA for the twelve-month period starting July 1, 2019 above $5,000. The Company recorded contingent consideration of $11,514 associated with the contingent consideration.

Absolute Healthcare, Inc. dba Emerald Dispensary, an Arizona non-profit corporation (“Emerald”)

In May 2019, the Company acquired exclusive rights to operate the Emerald dispensary in Gilbert, AZ, whose license is held by Absolute Healthcare, Inc. Total consideration for the transaction was $18,000, of which $10,000 in cash was paid upfront, $5,000 was paid in cash in January 2020, and the balance of $3,000 was paid in May 2020. (see Note 11).

Phytotherapeutics Management Services, LLC, an Arizona non-profit corporation (“Phyto”)

In July 2019, the Company completed the acquisition of Phyto, which operates under the license of Phytotherapeutics of Tucson, LLC. The close of the transaction resulted in the license being applied to a newly developed dispensary located in Phoenix, AZ.

Aggregate agreed upon consideration for Phyto was $7,669, consisting of cash of $5,669, 65,511 SVS valued at $500 and a Company promissory note in the amount of $1,500 with a maturity date of 18 months from the close of the transaction with an interest rate of 7.5% (Note 11). The transaction completed in July 2019.

Glendale Greenhouse, an Arizona non-profit corporation (“Glendale”)

In August 2019, the Company completed the acquisition of Glendale, which operates under the license of PP Wellness as a vertically integrated cannabis cultivation, processing, and dispensary company.

Consideration for Glendale included 173,050 SVS valued at $1,500 and cash of $8,279. The Company also issued two promissory notes with a combined amount of $5,000 with a maturity date of 18 months from the close of the transaction date and an interest rate of 7%. The Company also issued a promissory note in the amount of $2,500 with an interest rate of 7%, which was paid in February 2020 (Note 11). Additionally, the Company will issue SVS with a value of $1,500 12 months after the close of the transaction.

Acres Cannabis, a Nevada limited liability company (“Acres”)

In October 2019, the Company completed the acquisition of Acres, which included a cultivation facility in Amargosa Valley, Nevada and a large dispensary located in Las Vegas, Nevada, with a second dispensary under construction. Total consideration for the transaction was $47,597, of which $15,000 in cash was paid upon signing, $9,500 was paid upon receiving regulatory approval of the license transfer for the dispensary in January 2020, as well as a $500 holdback. Total consideration also included $12,856 which was settled through the issuance of 3,108,183 SVS, $8,569 which was settled through the issuance of 2,039,062 SVS upon receiving regulatory approval of the license transfer for the dispensary in January 2020, and $1,172 of contingent consideration which is payable if certain financial targets are met.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Pending acquisitions

The following acquisitions were signed, but were not completed prior to June 30, 2020 . The results of the following entities are not included in the consolidated results of the Company:

Alternative Therapies Group, Inc, a Massachusetts corporation (“ATG”)

In August 2018, the Company entered into an agreement to acquire ATG, which includes a 53,600 square foot cultivation and processing facility in Amesbury, Massachusetts and intends to enter into supply agreements with ATG’s three dispensaries in Massachusetts. Consideration for ATG is $50,000, $42,500 of which was prepaid in cash in December 2018 in order to solidify the Company’s intent to complete the purchase of ATG and was recorded as a non-current asset. The remaining $7,500 is due at the close of the transaction. The closing of the transaction is subject to achievement of certain milestones and regulatory approval.

Ohio Grown Therapies, LLC, an Ohio limited liability company (“OGT”)

In May 2019, the Company entered into an agreement granting it an option to acquire OGT for $20,000. The Company paid $5,000 cash in May 2019 and $7,500 in July 2020. The remaining consideration will be paid upon completion of certain milestones, culminating with regulatory approval of the transfer of the final licenses and OGT facility to Curaleaf.  The closing of this transaction is currently pending regulatory approval.

GR Companies, Inc., a Delaware company (“Grassroots”)

In July 2019, the Company entered into an agreement to acquire Grassroots (“Grassroots Acquisition”).  On June 22, 2020, Curaleaf entered into an Amended and Restated Agreement and Plan of Merger (the “Grassroots Merger Agreement”) which amended and restated the original definitive agreement and amended certain terms of the Grassroots Acquisition. Closing of the Grassroots Acquisition occurred on July 23, 2020.

At closing, the Company issued (i) 103,455,816 SVS to the benefit of the former holders of common stock of Grassroots, and (ii) 12,851,005 SVS to be held in escrow in accordance with the terms of the Grassroots Merger Agreement. The total consideration paid in connection with the Grassroots Acquisition does not include a cash component. In addition, the parties have resolved that certain Grassroots assets in Illinois, Ohio and Maryland are designated for sale to comply with local limitations on license ownership. The transaction price remains subject to usual working capital and other adjustments. The Company incurred transaction costs of approximately $5,564.

Virginia’s Kitchen, LLC, a Colorado company d/b/a Blue Kudu (“Blue Kudu”)

In February 2020, the Company signed a definitive agreement to acquire 100% of Blue Kudu, a Colorado-licensed processor and producer of cannabis edibles, operating an 8,400 square foot facility in Denver, Colorado. The consideration consisted of 322,580 SVS, $1,384 cash at closing of the transaction and a 5% note of up to $500 due ten and a half months from closing. The transaction closed in July 2020.

Curaleaf, New Jersey, Inc. (“CLNJ”)

In February 2011, the Company entered into a Management Services Agreement (“NJ MSA”) with CLNJ (formerly Compassionate Sciences ATC Inc.). As required under state law, CLNJ was formed as a New Jersey nonprofit corporation without shareholders acting through its governing body, the Board of Trustees (“NJ Board”). CLNJ operated medical dispensary, processing, and cultivation facilities as permitted by the state of New Jersey. Under the NJ MSA, the Company acted as an independent contractor providing services in the areas of cultivation, extraction, and other consulting services. The Company recognized management fee income for services rendered under the NJ MSA. In addition to the NJ MSA,

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

the Company entered into a Conditionally Convertible Promissory Note (“NJ Note”) (see Note 8). The NJ Note allowed the Company to acquire CLNJ when the regulations in New Jersey changed to allow nonprofit corporations to convert to for-profit corporations.

In July 2019, New Jersey Governor Murphy signed an amendment to the New Jersey Compassionate Use Medical Marijuana Act (the “Act”) known as the Jake Honig Compassionate Use Medical Cannabis Act (“Jake Honig Act”). The Jake Honig Act authorized the New Jersey nonprofit corporations that hold Alternative Treatment Center Permits (“ATC Permits”) to sell or transfer their permits and other assets to for-profit entities. Due to changes in New Jersey regulations, CLNJ received approval from the state of New Jersey for the transfer of the ATC Permit to  Curaleaf NJ II, Inc, a wholly owned subsidiary of the Company. In conjunction with the transfer of the ATC Permit, the Company entered into an Asset Purchase Agreement (“CLNJ APA”). As part of the CLNJ APA, CLNJ agreed to sell and transfer the ATC Permit and substantially all of its other assets to Curaleaf NJ II. The transaction closed in July 2020.  As a result of the close of the sale and transfer of the assets, the $83,233 balance of the NJ Note was applied to the purchase price.

Primary Organic Therapy, Inc. (d/b/a Maine Organic Therapy) (“MEOT”)

MEOT owns and operates a duly licensed registered medical marijuana and cultivation facility in the state of Maine. In January 2017, the Company entered into a Management Services Agreement with MEOT (“MEOT MSA”) under which the Company provided services in the areas of financial services, compliance consulting, and human resources management. Under the MEOT MSA, MEOT maintained exclusive control and possession, and was solely responsible for final decision-making regarding all aspects of the business and the Company acted solely in an advisory capacity. The Company recognized management fee income for services rendered under the MEOT MSA.

The MEOT MSA was terminated in July 2020, and MEOT entered into a new MSA agreement (“Verdure MSA”) with Verdure, Inc. (“Verdure”), an entity in which the Company’s CEO, Joseph Lusardi had an ownership interest. The Company acquired Verdure in July 2020 for $8,000 cash and a cash earn-out of $2,000 based on MEOT’s achievement of certain earnings targets. Current Maine regulations require that licensed medical marijuana dispensaries be owned by residents of Maine.  However, under the Verdure MSA, the Company has acquired operational control and substantially all of the economic benefit of MEOT’s business.  The acquisition of Verdure resulted in the Company controlling MEOT in accordance with IFRS 10.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 5 — Inventory

Inventory consist of the following:

	June 30,	December 31,
	2020	2019
Raw materials
Harvested cannabis	$3,689	$5,780
Harvested trim	9,727	2,890
Total raw materials	13,416	8,670
Work-in-process
Processing	47,288	15,998
Finished goods
Consumables	8,139	8,668
Flower	3,595	3,661
Extracts	21,149	14,663
Total finished goods	32,883	26,992
Fair value adjustment to inventory related to biological assets	38,402	11,550
Transferred to assets held for sale	(2,226)	—
	$129,763	$63,210

Note 6 — Biological assets

The following table is a reconciliation of carrying amount of the biological assets:

Balance at December 31, 2018	$4,491
Assets obtained in acquisitions	469
Unrealized fair value gain on growth of biological assets	29,471
Increase in biological assets due to capitalized costs	11,974
Transferred to inventory upon harvest	(37,395)
Balance at June 30, 2019	$9,010

Balance at December 31, 2019	$19,197
Unrealized fair value gain on growth of biological assets	79,761
Increase in biological assets due to capitalized costs	38,884
Transferred to inventory upon harvest	(109,349)
Transferred to assets held for sale	(1,468)
Balance at June 30, 2020	$27,025

Biological assets consist of actively growing cannabis plants to be harvested as agricultural produce.

The average grow cycle of plants up to the point of harvest is approximately twelve weeks. Plants in production are plants that are in the flowering stage and are valued at fair value less cost to complete and cost to sell, where fair value represents the Company’s selling price per gram of dried cannabis. As of June 30, 2020, and December 31, 2019, it was expected that the Company’s biological assets would yield 11,241,640 and 7,031,057 grams of cannabis when harvested, respectively. See Note 19 for the inputs and sensitivity analysis for the fair value of the biological assets.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 7 — Assets held for sale

Assets held for sale consist of the following:

	HMS Assets	Curaleaf MD	Total
Balance at January 1, 2020	$—	$—	$—
Transferred in	30,669	4,381	35,050
Total assets held for sale at June 30, 2020	$30,669	$4,381	$35,050

The Company has been exploring the sale of HMS Health, LLC, cultivation operations and HMS Processing, LLC (together with HMS Health, LLC, “HMS Assets”), processing operations. Such a sale would enable the Company to acquire the cultivation and processing assets that were previously owned by Grassroots while complying with limits on license ownership in the state of Maryland. The cultivation and processing assets of Grassroots in Maryland were spun off prior to the acquisition of Grassroots by the Company, and the Company intends to purchase those assets when approved by the Maryland regulators. The Company continues to actively market the HMS Assets with the intent of divesting these assets and acquiring the Maryland business formerly held by Grassroots. As a result, the Company has classified the HMS Assets as assets held for sale.

In addition to the HMS Assets, the Company intends to divest of Curaleaf Maryland, Inc., its licensed processing business in Maryland, to ensure compliance with Maryland regulations. The Company has signed definitive documents to sell 100% of Curaleaf Maryland, Inc. and are awaiting regulatory approval from the state of Maryland to complete the transaction. As a result, the Company classified these assets as held for sale.

Note 8 — Notes receivable

Notes receivable consist of the following:

	June 30,	December 31,
	2020	2019
Notes receivable Curaleaf NJ, Inc. (Note 4)	$83,233	$56,437
Notes receivable Virginia’s Kitchen, LLC (Note 4)	402	—
Notes receivable Remedy Compassion Center, Inc. (Note 4)	—	729
Total notes receivable	$83,635	$57,166

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 9 — Property, plant and equipment

Property, plant and equipment and related accumulated depreciation consist of the following:

	June 30,	December 31,
	2020	2019
Land	$487	$487
Building and improvements	105,790	87,563
Furniture and fixtures	47,368	37,526
Information technology	2,839	1,858
Construction in progress	59,002	20,387
Transferred to assets held for sale	(2,032)	—
Total property and equipment	213,454	147,821
Less: Accumulated depreciation	(33,767)	(18,009)
Property, plant and equipment, net	$179,687	$129,812

Note 10 — Goodwill and intangible assets

Identifiable intangible assets consist of the following:

	2019	2020
	Balance at		Purchase price	Transferred to	Year-to-date	Balance at
	December 31,	Acquisitions	adjustments	assets held for sale	amortization	June 30,
Licenses	$182,969	$162,555	$175	$(19,720)	$(12,245)	$313,734
Trade names	1,921	27,590	—	(50)	(903)	28,558
Service agreements	—	59,313	—	(30)	(2,406)	56,877
Non-compete agreements	745	4,770	—	—	(574)	4,941
Total intangible assets, net	$185,635	$254,228	$175	$(19,800)	$(16,128)	$404,110

Amortization of intangible assets was $8,975 and $2,265 for the three months ended June 30, 2020 and 2019, respectively and $16,128 and $4,071 for the six months ended June 30, 2020 and 2019, respectively.

The Company has determined that goodwill associated with all acquisitions is associated with the cannabis operations segment. There was no goodwill associated with the non-cannabis operations segment as of June 30, 2020 or December 31, 2019. The changes in the carrying amount of goodwill for the cannabis operations segment were as follows:

Total
Balance at December 31, 2019	$69,326
Purchase price adjustments	76
Acquisition of Cura (Note 4)	112,301
Transferred to assets held for sale (Note 7)	(1,748)
Balance at June 30, 2020	$179,955

There were no indications of goodwill impairment for any Cash Generating Units (“CGU”s) for the three and six months ended June 30, 2020 or 2019.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 11 — Notes payable

Notes payable consist of the following:

	June 30,	December 31,
	2020	2019
Financing Agreement — 2021
Principal amount and interest accrued	$—	$90,795
Unamortized debt discount	—	(5,773)
Net carrying amount	—	85,022

Financing Agreement — 2023
Principal amount	300,000	—
Unamortized debt discount	(28,137)	—
Net carrying amount	271,863	—

Secured Promissory Notes - 2029	1,253	2,505
Seller note payable	6,290	17,000
Other notes payable	443	426
Total notes payable	$279,849	$104,953

Current portion of notes payable	6,290	17,000
Long term notes payable	273,559	87,953
Total notes payable	$279,849	$104,953

Financing Agreement — 2021

In August 2018, the Company issued $85,000 of senior secured debt (the “Financing Agreement — 2021”). In connection with this agreement, the Company paid a fee of $1,700 upon the initial funding.

The Financing Agreement — 2021 accrued interest at a rate of 15% per annum, of which 10% was payable in cash quarterly and 5% was payable in kind. Principal and interest were due in full on August 23, 2021.  The Financing Agreement — 2021 was secured by a guarantee of each wholly-owned direct and indirect subsidiary of the Company, as well as a pledge of the Company’s assets and each such guarantor and contained certain negative covenants, including restrictions on its ability to pay dividends, invest in non-wholly owned entities and to incur non-subordinated debt.

The Financing Agreement — 2021 was able to be pre-paid in tranches of up to $25,000 or $50,000 upon 90 or 180 days written notice. Any amount prepaid once the outstanding principal falls below $25,000 was subject to a prepayment premium.

In connection with the Financing Agreement — 2021, the Company issued warrants to purchase 3,598,492 shares of common stock for a nominal value. The liability component of the notes was recorded at fair value of $77,556 and the equity component at the residual amount of $7,444. A debt discount was reflected as a reduction of the carrying value of the long-term debt on the Company’s consolidated statements of financial position and was amortized to interest expense over the term of the notes using the effective interest method.

The Company recognized interest expense under the Financing Agreement — 2021 of $3,314 for the three months ended June 30, 2019, but did not recognize interest expense for the three months ended June 30, 2020. The Company recognized interest expense of $455 and $6,522 for the six months ended June 30, 2020 and 2019, respectively.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

The Company satisfied in full its obligations including early repayment fees of $9,500 under the Financing Agreement — 2021 in connection with and out of the proceeds from the new senior secured debt facility Financing Agreement — 2023. The repayment of the loan was accounted for as a modification into Financing Agreement — 2023.

Financing Agreement — 2023

In January 2020, the Company closed on a Senior Secured Term Loan Facility (the “Facility”) from a syndicate of lenders totaling $300,000. The notes bear interest at a rate of 13.0% per annum, payable quarterly in arrears with maturity in December 2023 and contain certain principal prepayment premiums. The Company satisfied its obligations in full under the Financing Agreement — 2021 in connection with, and out of the proceeds of the Facility.

The Company recognized interest expense under the Financing Agreement — 2023 of $11,299 and $21,278 for the three and six months ended June 30, 2020, respectively, including interest expense related to the amortization of the debt discount of $1,549 and $3,186, respectively.

Secured Promissory Notes — 2029

In January 2017, the Company entered into secured promissory notes (the “Secured Promissory Notes — 2029”) with certain individuals for an aggregate principal amount of $2,505.

The Secured Promissory Notes — 2029 accrue interest at a rate of 12% per annum on the first $224 and 14% per annum on the remaining balance. Principal and interest are due in full on May 1, 2029.

The Company recognized interest expense under the Secured Promissory Notes — 2029 of $43 and $55 for the three months ended June 30, 2020 and 2019, respectively and $87 and $55 for the six months ended June 30, 2020 and 2019, respectively.

The Company paid $1,252 and the respective accrued interest for a total of $1,651 in connection with the minority owner buyout in February 2020 (Note 19).  In August 2020, the other half of the Remaining Florida Minority Holders agreed to sell their remaining 11.4% equity in PT Florida for consideration of 2,375,000 SVS and the repayment of the remaining Secured Promissory Notes — 2029 in the amount of $1,750 (Note 20).  The Company expects final settlement with the Remaining Florida Minority Holders will occur in August 2020.

Seller note

The Company issued certain notes payable in conjunction with the Emerald acquisition in the amount of $8,000, the Glendale acquisition in the amount of $7,500, and the Phyto acquisition in the amount of $1,500. The Company paid $5,000 and the accrued interest related to the Emerald acquisition in January 2020 and the remaining $3,000 and accrued interest was paid in May 2020. The Company paid $2,500 and the accrued interest related to the Glendale acquisition in February 2020 (see Note 4).

Future maturities

As of June 30, 2020, future principal payments due under Notes payable were as follows:

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Period	Amount
2020 (remaining six months)	$6,290
2021	—
2022	—
2023	300,000
2024	—
2025 and thereafter	1,696
$307,986

Note 12 — Shareholders’ equity

The authorized and issued share capital of the Company is as follows:

Authorized

As of June 30, 2020, the authorized share capital consists of an unlimited number of multiple voting shares (“MVS”) without par value and an unlimited number of subordinate voting shares (“SVS”) without par value.

Issued

Holders of the MVS are entitled to 15 votes per share and are entitled to notice of and to attend any meeting of the shareholders, except a meeting of which only holders of another particular class or series of shares will have the right to vote. As of June 30, 2020 and December 31, 2019, the MVS represented approximately 17.6% and 22.1%, respectively, of the total issued and outstanding shares and 76.2% and 81%, respectively, of the voting power attached to such outstanding shares. The MVS are convertible into SVS on a one-for-one basis at any time at the option of the holder or upon termination of the MVS structure. The MVS structure will terminate automatically on October 25, 2021. It will also terminate automatically upon the occurrence of the following events: (i) transfer or disposition of the MVS by the Company’s Executive Chairman, Boris Jordan, to one or more third parties which are not certain permitted holders as described in the Company’s Articles, and (ii) Mr. Jordan or his permitted holders no longer beneficially owning, directly or indirectly and in the aggregate, at least 50% of the issued and outstanding SVS and MVS. In 2019, the holder of 18,200,000 MVS voluntarily converted 18,200,000 MVS into SVS. In April and May 2020, the holder of 10,000,000 MVS voluntarily converted 10,000,000 MVS into SVS. As of June 30, 2020, the Company had 93,970,705 MVS issued and outstanding.

Holders of the SVS are entitled to one vote per share. As of June 30, 2020, the Company had 439,915,251 SVS issued and outstanding.

In February 2020, 47,528,650 SVS were issued in connection with the acquisition of Select. (Note 4)

The Company had reserved 59,320,662 SVS and 52,237,230 SVS, as of June 30, 2020 and December 31, 2019, respectively, for the issuance of stock options under the Company’s 2018 Long Term Incentive Plan (see Note 13).

Treasury shares

For the three and six months ended June 30, 2019, the Company repurchased an aggregate of 70,100 SVS for a total purchase price of $338. The amount is reflected as treasury shares in the consolidated statement of financial position.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 13 — Share-based payment arrangements

Stock option programs

The 2011 and 2015 Equity Incentive Plans of Curaleaf, Inc. provide for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units, stock appreciation rights and other share-based awards. In connection with the Business Combination, all unexercised stock options of Curaleaf, Inc. issued and outstanding under the 2011 and 2015 Equity Incentive Plans were converted to the option to receive an equivalent substitute option under the 2018 Long Term Incentive Plan (the “LTIP”).  The LTIP provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards, dividend equivalents, and other share-based awards.  The number of SVS reserved for issuance under the LTIP is calculated as 10% of the aggregate number of SVS and MVS outstanding on an “as-converted” basis.

Stock option valuation

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes valuation model, where appropriate. In instances where stock options have performance or market conditions, the Company utilizes the Monte Carlo valuation model to simulate the various outcomes that affect the value of the option.

The weighted average inputs used in the measurement of the grant date fair values of the equity-settled share-based payment plans were as follows:

	June 30,
	2020	2019
Fair value at grant date	$3.40	$7.07
Share price at grant date	$5.69	$9.02
Exercise price	$4.54	$8.84
Expected volatility	90.8%	87.7%
Expected life	5.9years	7.2years
Expected dividends	—%	—%
Risk-free interest rate (based on government bonds)	0.50%	2.19%

The expected volatility is estimated based on the historical volatility of a publicly traded set of peer companies. The expected life in years represents the period of time that options granted are expected to be outstanding. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During the three months ended June 30, 2020 and 2019, the Company recorded share-based compensation in the amount of $4,833 and $4,489, respectively. During the six months ended June 30, 2020 and 2019, the Company recorded share-based compensation in the amount of $9,334 and $6,270, respectively.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Reconciliation of outstanding share options

The number and weighted-average exercise prices of share options under the share option program were as follows:

		Weighted		Weighted
	Number of	average	Number of	average
	options	exercise price	options	exercise price
	2020	2020	2019	2019
Outstanding at January 1	26,919,515	$1.78	31,269,448	$0.94
Forfeited during the six month period	(487,570)	7.13	(163,550)	0.49
Exercised during the six month period	(3,970,996)	0.22	(3,478,196)	0.21
Granted during the six month period	1,865,124	4.54	1,512,075	8.84
Rollover grants in connection with acquisition (Note 4)	4,820,663	9.98	—	—
Outstanding at June 30	29,146,736	$2.12	29,139,777	$1.48
Options exercisable at June 30	18,578,714	$0.58	18,833,493	$0.24

Restricted stock units (“RSUs”)

The number of RSUs awarded under the 2018 LTIP Plan were as follows:

	Number of RSUs
	2020	2019
Outstanding at January 1	2,170,064	166,215
Forfeited during the six month period	(180,526)	—
Released during the six month period	(250,847)	—
Granted during the six month period	1,507,414	908,789
Outstanding at June 30	3,246,105	1,075,004
RSUs vested at June 30	414,119	—

Note 14 — Selling, general and administrative expense

Selling, general and administrative expenses consist of the following:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Selling, general and administrative expenses:
Salaries and benefits	$22,131	$12,637	$40,900	$23,501
Sales and marketing	5,010	2,433	8,618	5,628
Rent and occupancy	1,338	341	2,162	2,015
Travel	930	1,739	2,593	2,703
Professional fees	4,862	7,554	18,948	10,899
Office supplies and services	3,802	1,933	6,587	3,656
Other	2,393	1,392	6,516	2,896
Total selling, general and administrative expense	$40,466	$28,029	$86,324	$51,298

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 15 — Earnings per share

Basic and diluted loss per share attributable to Curaleaf Holdings, Inc. was calculated as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Numerator:
Net loss and comprehensive loss	$(1,836)	$(24,435)	$(17,287)	$(35,264)
Less: Net income (loss) attributable to redeemable non-controlling interest	193	106	(170)	(513)
Net loss attributable to Curaleaf Holdings, Inc. — basic and diluted	$(2,029)	$(24,541)	$(17,117)	$(34,751)
Denominator:
Weighted average common shares outstanding — basic and diluted	533,192,806	461,313,741	520,446,921	459,499,816
Loss per share — basic and diluted	$(0.00)	$(0.05)	$(0.03)	$(0.08)

The Company’s potentially dilutive securities, which include options to purchase shares of stock, have been excluded from the computation of diluted net loss per share as the effect would reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to shareholders is the same. The Company excluded the following potential shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share attributable to Curaleaf Holdings, Inc. for the periods indicated because including them would have had an anti-dilutive effect:

	Six months ended
	June 30,
	2020	2019
Options to purchase common stock	29,146,736	29,139,777

In addition to the potentially dilutive securities noted above, as of June 30, 2020, the Company has 688,349 SVS held in escrow in connection with the Eureka acquisition and 3,074,149 SVS held in escrow in connection with the Cura Partners acquisition (See Note 4).

Note 16 — Segment reporting

The Company operates in two segments: the production and sale of cannabis via retail and wholesale channels (“Cannabis Operations”); and providing professional services including cultivation, processing, retail know-how and back office administration, intellectual property licensing, real estate leasing services and lending facilities to medical and adult-use cannabis licensees under management service agreements (“Non-Cannabis Operations”).

	Cannabis	Non-Cannabis	Total
For the six months ended June 30, 2020:
Revenues	$176,635	$37,342	$213,977
Gross profit	111,927	37,342	149,269
Income (loss) from operations	31,373	(4,686)	26,687
Net income (loss)	23,721	(41,008)	(17,287)

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

	Cannabis	Non-Cannabis	Total
For the six months ended June 30, 2019:
Revenues	$65,494	18,246	$83,740
Gross profit	29,518	18,246	47,764
Loss from operations	(11,335)	(10,560)	(21,895)
Net loss	(15,115)	(20,149)	(35,264)

	Cannabis	Non-Cannabis	Held for sale	Total
As of June 30, 2020:
Total assets	$688,768	$608,760	$35,050	$1,332,578
Total liabilities	128,708	522,597	3,612	654,917

	Cannabis	Non-Cannabis	Held for sale	Total
As of December 31, 2019:
Total assets	$465,169	$271,757	$—	$736,926
Total liabilities	93,785	239,695	—	333,480

Note 17 — Commitments and contingencies

Leases

The Company leases its facilities under operating leases that provide for the payment of real estate taxes and other operating costs in addition to normal rent.

At June 30, 2020, approximate future minimum payments due under non-cancellable operating leases were as follows:

Period	Scheduled payments
2020 (remaining six months)	10,152
2021	19,302
2022	20,166
2023	17,570
2024 and thereafter	65,856
Total undiscounted lease liability	133,046
Impact of discount	(35,743)
Lease liability at June 30, 2020	97,303
Less current portion of lease liability	(13,415)
Less current lease liabilities transferred to liabilities associated with assets held for sale	(9)
Less long-term lease liabilities transferred to liabilities associated with assets held for sale	(2,011)
Long-term portion of lease liability	$81,868

Real estate leases typically extend for a period of 1—10 years. Some leases for office space include extension options exercisable up to one year before the end of the cancellable lease term. Typically, options to renew leases are for an additional period of 5 years after the end of the initial contract term and are at the option of the Company as the lessee. Lease payments are in substance fixed, and certain real estate leases include annual escalation clauses with reference to an index or contractual rate.

The Company leases machinery and equipment, but does not purchase or guarantee the value of leased assets. The Company considers these assets to be of low-value or short-term in nature and therefore no right-of use assets and lease

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

liabilities are recognized for these leases. Expenses recognized relating to short-term leases and leases of low value during the three and six months ended June 30, 2020 and 2019 were immaterial.

The Company leases space for its offices, cultivation centers, and retail dispensaries. Key movements relating to the right-of-use lease asset balances are presented below:

Scheduled payments
Carrying amount, January 1, 2020	$82,794
Additions to leased assets	8,794
Depreciation charges	(8,655)
Transferred to assets held for sale	(1,923)
Carrying amount, June 30, 2020	$81,010

The total interest expense on lease liabilities for the three months ended June 30, 2020 and 2019 was $2,132 and $1,348, respectively. The total interest expense on lease liabilities for the six months ended June 30, 2020 and 2019 was $4,290 and $2,315, respectively.

The total cash outflow for lease liability payments for the three months ended June 30, 2020 and 2019 was $5,000 and $2,599, respectively. The total cash outflow for lease liability payments for the six months ended June 30, 2020 and 2019 was $11,835 and $4,597, respectively.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners, and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and senior management team that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnification agreements. The Company does not believe that the outcome of any claims under indemnification arrangements will have a material effect on its financial position, results of operations or cash flows, and it has not accrued any liabilities related to such obligations in its consolidated financial statements.

Legal

The Company is involved in claims or lawsuits that arise in the ordinary course of business. Accruals for claims or lawsuits are provided to the extent that losses are deemed both probable and estimable. Although the ultimate outcome of these claims or lawsuits cannot be ascertained, on the basis of present information and advice received from counsel, it is management’s opinion that the disposition or ultimate determination of such claims or lawsuits will not have a material adverse effect on the Company.

Among other legal disputes, the Company is currently involved in the following proceedings:

Connecticut Arbitration.  Pursuant to the Second Amended and Restated Operating Agreement of Doubling Road Holdings, LLC, the holders (the “Holders”) of a majority of the Series A-2 Units of Doubling Road Holdings had the right to require that PalliaTech CT, LLC or any Affiliate purchase all of the Series A-2 Units in exchange for shares of PalliaTech, Inc. (now Curaleaf, Inc.), the parent of PalliaTech CT, pursuant to a defined “Buy-Out Exchange Ratio.”  On October 25, 2018, the Holders, Curaleaf, and others entered into a Stipulation of Settlement in order to resolve a dispute

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

with respect to the applicable Buy-Out Exchange Ratio for the Put Right.  The Stipulation of Settlement provided, among other things, that PalliaTech CT purchased the Holders’ interests in exchange for (1) a payment of $40,142; (2) 4,755,548 SVS of Curaleaf Holdings, Inc.; and (3) the potential for additional equity in Curaleaf Holdings depending on the results of a “Settlement Second Appraisal.”  Pursuant to the Settlement Second Appraisal, dated December 12, 2019, and the terms of the Stipulation of Settlement, the Holders received 2,016,859 additional SVS.  On January 23, 2020, the Holders filed new claims in arbitration including for fraudulent inducement and breach of contract, relating primarily to a lock-up agreement that the Holders signed in connection with the Stipulation of Settlement.  A schedule for the arbitration has not yet been established.

Florida Arbitration / Litigation.  On December 10, 2018, Jayson Weisz and SRC Medical Partners, LLC initiated an arbitration against PalliaTech Florida LLC.  On March 19, 2019, Weisz and SRC derivatively on behalf of PalliaTech Florida LLC filed a complaint against Defendants Curaleaf Florida LLC, PalliaTech Florida, Inc., Joseph Lusardi, and Boris Jordan in the Complex Business Litigation Section in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida. Plaintiffs’ derivative Complaint seeks the judicial dissolution of Curaleaf Florida LLC and asserts various causes of action against Defendants, including for breach of contract, civil conspiracy, breach of fiduciary duty, fraudulent transfer, and a declaratory judgment appointing Robins to the Board of Managers.  On January 10, 2020, Weisz, JRF Group, and the Curaleaf entities entered into a Stipulation of Settlement pursuant to which all claims of Weisz and JRF Group against the Company and its affiliates were released without compensation and the Company purchased JRF Group’s interest in PalliaTech Florida LLC for consideration of 1,772,062 SVS and $2,500 in cash.  During February 2020, SRC, PalliaTech Florida LLC, PalliaTech Florida, Inc., and Lusardi participated in a final arbitration hearing. In June 2020, the arbitrator issued a final order regarding SRC’s claims in the dispute.  While no damages were awarded, the Company was ordered to buyout SRC’s interest in PT Florida.  Based on the order, the parties agreed that Curaleaf would acquire SRC’s interest in PT Florida for no cash and 2,375,000 SVS.  In addition, in connection with this transaction, the Company agreed to pay SRC $1,750 cash to retire principal and interest on the half of the Secured Promissory Notes — 2029 held by SRC.  The Company expects the acquisition and retirement of the note to be completed in August 2020.

Securities Class Action.  On August 5, 2019, a purported class action was filed against Curaleaf, Joseph Lusardi, Neil Davidson, and Jonathan Faucher in the United States District Court for the Eastern District of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company from November 21, 2018 to July 22, 2019.  On January 6, 2020, an Amended Class Action Complaint was filed against Defendants.  The Amended Class Action Complaint alleges that Defendants made materially false and/or misleading statements regarding Curaleaf’s CBD products based on a July 22, 2019 letter received from the U.S. Food and Drug Administration (“FDA Letter”).  According to the Amended Class Action Complaint, the FDA Letter states that several of the CBD products sold on Curaleaf’s website were “misbranded drugs” in violation of the Federal Food, Drug, and Cosmetic Act.  The Amended Class Action Complaint asserts claims (1) against all Defendants for alleged violations of Section 10(b) of the Securities Exchange Act of 1934 and (2) against Lusardi, Davidson, and Faucher for alleged violations of Section 20(a) of the Securities Exchange Act of 1934.  On March 6, 2020, the Defendants filed a motion to dismiss arguing that the Amended Class Action Complaint failed to allege (1) any false or misleading statement or omission, (2) scienter, (3) any domestic transactions, or (4) control person liability.

Taxes

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The U.S. parent company is currently under audit by the Internal Revenue Service (“IRS”) for the years ending December 31, 2016 through December 31, 2018.  The IRS has proposed adjustments relating to the U.S. parent company’s treatment of expenses under Section 280E, however, as of June 30, 2020, there has been no resolution to any adjustments. Although the Company currently believes all its tax positions can be sustained, the ultimate resolution of tax matters could have a significant impact on the Company’s consolidated financial statements. The Company’s tax years are still open under statute from December 31, 2016, to the present.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Note 18 — Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company incurred the following transactions with related parties during the three and six months ended June 30, 2020 and 2019:

	Three months ended		Six months ended		Balances as of
	June 30,		June 30,		June 30,	December 31,
	2020	2019	2020	2019	2020	2019
Transaction	Related party transactions		Related party transactions		Balance receivable (payable)
Processing fees (1)	$535	$—	$1,194	$—	$—	$—
Consulting fees (2)	—	3	—	313	—	—
Travel and reimbursement (2)	—	106	—	375	—	—
Rent expense (3)	(60)	60	(120)	120	—	—
Contingent liability (4)	—	—	—	—	(9,700)	(18,000)
Senior Unsecured Note - 2019 (5)	—	58	—	117	—	—
	$475	$227	$1,074	$925	$(9,700)	$(18,000)

(1) For the three and six months ended June 30, 2020, the Company recognized direct expenses of $535 and $1,194, respectively for processing expenses with Sisu Extracts. Sisu Extracts, a state licensed processor in California, performed toll processing services for the Company during the quarter.  Cameron Forni, Select President, holds a passive investment in Sisu Extracts.

(2) For the three and six months ended June 30, 2019, the Company recognized consulting, travel and business development expenses related to the Company of $109 and $688, respectively as payment to Sputnik Group LTD, a company controlled by Boris Jordan, Executive Chairman as of June 30, 2019. As of  June 30, 2020, the Sputnik Group LTD no longer meets the definition of a related party.

(3) For the three months ended June 30, 2020 and 2019, the Company recognized a rent expense credit of $60 and rent expense of $60, respectively, for a sublease between Curaleaf NY and Measure 8 Venture Partners, a company controlled by Boris Jordan, Executive Chairman. For the six months ended June 30, 2020 and 2019, the Company recognized a rent expense credit of $120 and rent expense of $120, respectively for the sublease.

(4) As of June 30, 2020 and 2019, the Company had a contingent consideration liability of $9,700 and $18,000, respectively for the purchase of CLMA payable upon the achievement of certain milestones. The liability is payable to PT Mass Holdings, LLC, of which Joseph F. Lusardi, the Company’s Chief Executive Officer, is a member. In June 2020, the Company made a cash payment of $8,300 to PT Mass Holdings, LLC as partial payment of the contingent consideration liability.

(5) For the three and six months ended June 30, 2019, the Company recognized interest expense of $58 and $117, respectively, to Boris Jordan, Executive Chairman, and MedTech International Group, LLC, a company controlled by Boris Jordan for interest on the Senior Unsecured Notes — 2019. The Company satisfied its full obligations under the Senior Unsecured Notes in December 2019, thus no interest expense is recognized in 2020.

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s executive management team and management directors. Key

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

management personnel compensation and other related party expenses for the three and six months ended June 30, 2020 and 2019 are as follows:

	Three months ended June 30,		Six months ended June 30,
Key management personnel compensation	2020	2019	2020	2019
Short-term employee benefits	$1,251	$588	$2,287	$1,026
Other long-term benefits	12	6	19	120
Share-based payments	4,598	3,586	8,152	4,962
	$5,861	$4,180	$10,458	$6,108

Note 19 — Fair value measurements

The Company’s financial instruments consist of cash, restricted cash and cash equivalents, notes receivable, accounts payable, accrued expenses, long-term debt and redeemable non-controlling contingency. The fair values of cash, restricted cash, notes receivable, accounts payable and accrued expenses approximate their carrying values due to the relatively short-term to maturity. The Company’s long-term notes payable carrying value at the effective interest rate approximates fair value.

Financial instruments recorded at fair value are classified using a fair value hierarchy that reflects the significance of the inputs to fair value measurements. The three levels of hierarchy are:

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 — Inputs for the asset or liability that are not based on observable market data.

The Company’s assets measured at fair value on a nonrecurring basis include investments, long-lived assets, indefinite-lived intangible assets and goodwill. The Company reviews the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually as of December 31, for indefinite-lived intangible assets and goodwill. Any resulting asset impairment would require that the asset be recorded at its fair value. The resulting fair value measurements of the assets are considered to be Level 3 measurements.

There have been no transfers between fair value levels during the three and six months ended June 30, 2020 and 2019.

	Fair value measurements
	as of June 30, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Biological assets	$—	$—	$27,025	$27,025
	$—	$—	$27,025	$27,025

Liabilities:
Non-controlling interest redemption and contingent consideration liabilities	$—	$—	$84,356	$84,356
	$—	$—	$84,356	$84,356

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

	Fair value measurements
	as of December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Biological assets	$—	$—	$19,197	$19,197
	$—	$—	$19,197	$19,197

Liabilities:
Non-controlling interest redemption and contingent consideration liabilities	$—	$—	$35,310	$35,310
	$—	$—	$35,310	$35,310

Biological assets

The fair value of biological assets is categorized in Level 3 on the fair value hierarchy. The Company measures its biological assets at fair value less costs to sell. This is determined using a model which estimates the expected harvest yield in grams for plants that are actively growing, and then adjusts that amount for the expected selling price per gram in the market in which the biological asset is growing. The estimates used in determining the fair value of biological assets are subject to volatility and several uncontrollable factors, which could significantly affect the fair value of biological assets in future periods. The significant assumptions used in determining the fair value of biological assets include:

•                  Expected yield by plant — represents the expected number of grams of finished cannabis inventory which are expected to be obtained from each harvested cannabis plant;

•                  Wastage of plants — represents the weighted average percentage of biological assets which are expected to fail to mature into cannabis plants that can be harvested;

•                  Duration of the production cycle — represents the weighted average number of weeks out of the 12 week growing cycle that biological assets have reached as of the measurement date;

•                  Percentage of costs incurred as of this date compared to the total costs expected to be incurred — this is calculated as the cost per gram of harvested cannabis to complete the sale of cannabis plants post harvest, consisting of the cost of direct and indirect materials and labor related to further production, labeling, and packaging;

•                  Percentage of costs incurred for each stage of plant growth — represents the direct and indirect production costs incurred that are capitalized; and

•                  Market values — this is calculated as the current market price per gram in the market in which the biological asset is being produced. This is expected to approximate future selling price.

The Company accretes fair value on a straight line basis according to stage of growth. As a result, a cannabis plant that is 50% through its 12 week growing cycle would be ascribed approximately 50% of its harvest date expected fair value. All plants are to be harvested cannabis and as of June 30, 2020 and December 31, 202019, on average, were 57% and 49% complete, respectively. An increase or decrease in the estimated sale price would result in a significant change in the fair value of biological assets.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Non-controlling interest contingency and buyout

During 2018 the Company agreed to acquire the remaining non-controlling interest in Costa Nursery Farms, LLC, d/b/a Modern Health Concepts (“MHC”) and Double Road Holdings, LLC (“DRH”), thereby rendering void the non-controlling interest put options and call options purchased by the non-controlling interest from the original agreements. The MHC acquisition consideration was $25,000 in cash as well as SVS and the DRH acquisition consideration was $40,142 in cash as well as SVS. Upon each acquisition, the Company reversed the non-controlling interest contingency liabilities.

The non-controlling interest in MHC of $12,000 was calculated using the fair value method of the assets acquired and liabilities assumed. The value used in this determination was the purchase price for the controlling interest. The Company used the fair value method as it believes that the risks and rewards of the acquired entity are shared by the Company and the non-controlling interest. The MHC Agreement contained a put option under which the non-controlling interest could require the Company to redeem its equity interest in MHC. The redemption value was to be determined by mutual agreement or by an independent valuation expert subject to certain parameters that include a “floor” amount of $12,000 and a “ceiling” amount equal to 75% of the excess of the fair market value over $40,000 times the percentage interest held by the non-controlling interest (30% at the acquisition date). The Company had a call option under which it may require the non-controlling interest to sell under the same terms.

PT Florida is owned 77.2% by the Company and 22.8% by third parties (the “Remaining Florida Minority Holders”). The Remaining Florida Minority Holders, through their 22.8% non-controlling interest in PT Florida, indirectly held a 15.9% non-controlling interest in MHC as of December 31, 2019. In January 2020, half of the Remaining Minority Holders agreed to sell their 11.4% equity in PT Florida for consideration of $2,500 cash and 1,772,062 SVS, valued at $12,272. In addition, in connection with this transaction, the Company paid the selling Remaining Minority Holders  $1,651 cash to retire principal and interest on the half of the Secured Promissory Notes — 2029 held by the selling Remaining Minority Holders. (See Note 11).

In October 2018, the Company agreed to acquire from the minority members of DRH (the “DRH Minority Members”) their remaining 49% membership interests in DRH (the “DRH Minority Membership Units”) in consideration for $40,142 in cash (the “Connecticut Minority Buy-Out”) and $41,747 which was settled through the issuance of 4,755,548 SVS. The number of SVS to be paid to the DRH Minority Members for the DRH Minority Membership Units may be adjusted based upon an independent valuation to be conducted following the completion of the Business Combination. The valuation was to establish the value of DRH as a percentage of the value of Curaleaf Inc. as of March 8, 2018 (the “Exchange Ratio”), and then convert the Exchange Ratio into a percentage of the fully diluted equity as of the date of the Business Combination, not taking into account shares to be issued in connection with the Private Placement (the “Diluted Share Count”). Upon completion of this valuation, the number of additional SVS to be issued to DRH Minority Members was to be determined based on a prescribed formula, provided that the aggregate number of SVS issued to the DRH Minority Holders shall not exceed an additional 1.96% of the Diluted Share Count representing 8,962,380 SVS. In February 2020, the Company issued 2,016,858 SVS to the former minority members of DRH as a result of the independent valuation.

As of June 30, 2020 and December 31, 2019 the Company recognized a non-controlling interest redemption liability in the amount of $2,694 and $16,174, respectively, with the offset being recognized in redeemable non-controlling interest buyout as contra equity.  An increase or decrease in the weighted average cost of capital (“WACC”) would result in a significant change in the fair value of the non-controlling interest contingency.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

Financial risk management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

Credit risk

Credit risk is the risk of a potential loss to the Company if a customer or third party to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s notes and accounts receivable. The maximum credit exposure at June 30, 2020 and December 31, 2019 is the carrying amount of cash and cash equivalents, accounts receivable and notes receivable. The Company does not have significant credit risk with respect to its customers. All cash and cash equivalents are placed with major U.S. financial institutions.

The Company provides credit to its wholesale and MSA customers in the normal course of business and has established processes to mitigate credit risk. The amounts reported in the consolidated statements of financial positions are net of allowances for bad debts, estimated by the Company’s management based on prior experience and its assessment of the current economic environment. The Company reviews its trade receivable accounts regularly and reduces amounts to their expected realizable values by adjusting the allowance for doubtful accounts when management determines that the account may not be fully collectible. The Company applies the IFRS 9 simplified approach to measuring expected credit losses (“ECL”) which uses a lifetime expected loss allowance for all trade receivables. The Company has not adopted credit policies in an effort to minimize those risks. As of June 30, 2020, future loan receivable receipts were as follows:

Period	Amount
2020 (remaining six months)	$83,635
2021	—
2022	—
2023	—
2024	—
2025 and thereafter	—
$83,635

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations associated with financial liabilities. The Company manages liquidity risk through the management of its capital structure. The Company’s approach to managing liquidity is to ensure that it will have sufficient liquidity to settle obligations and liabilities when due.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Cash and cash equivalents bear interest at market rates. The Company’s notes receivable and financial debts have fixed rates of interest and therefore expose the Company to interest rate fair value risk.

Capital management

The Company’s objectives when managing capital are to ensure that there are adequate capital resources to safeguard the Company’s ability to continue as a going concern and maintain adequate levels of funding to support its ongoing operations and development such that it can continue to provide returns to shareholders and benefits for other stakeholders.

Curaleaf Holdings, Inc.

Notes to Condensed Interim Consolidated Financial Statements

(in thousands, except for gram, share and per share amounts)

The capital structure of the Company consists of items included in shareholders’ equity and debt, net of cash and cash equivalents. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the Company’s underlying assets. The Company plans to use existing funds, as well as funds from the future sale of products to fund operations and expansion activities. As of June 30, 2020 and December 31, 2019, the Company was not subject to externally imposed capital requirements.

Note 20 — Subsequent events

The Company has evaluated subsequent events through August 19, 2020, the date the consolidated financial statements were available to be issued.

On July 20, 2020, Curaleaf completed the private placement offering previously announced on July 2, 2020 (the “Offering”). Under the initial tranche, subscribers purchased an aggregate of 3,541,429 SVS for aggregate gross proceeds of approximately CAD $27,269. Subsequent to setting the initial tranche, the Company secured a second tranche investment, which was part of the Offering which closed on July 20, 2020. Under the second tranche, a subscriber purchased 842,269 SVS for gross proceeds of approximately CAD $6,787. In aggregate, the Offering generated approximately CAD $34,056 in gross proceeds for the Company in exchange for 4,383,698 SVS. The Offering was conducted in connection with the closing of the Grassroots Acquisition (see Note 4).

In August 2020, the Company closed on a sale and leaseback transaction at its Mount Dora, Florida cultivation facility.  In the transaction, the Company sold leasehold improvements with a gross value of $44,940 for $41,000 and entered into a new 15 year lease on the entire property with the new owner.  Net of transaction costs and security deposits, the Company received $39,068 at closing.

In August 2020, the other half of the Remaining Florida Minority Holders agreed to sell their remaining 11.4% equity in PT Florida for consideration of 2,375,000 SVS and the repayment of the remaining Secured Promissory Notes — 2029 in the amount of $1,750.  The Company expects final settlement with the Remaining Florida Minority Holders will occur in August 2020.

See Note 4 for information regarding acquisitions that were signed or closed after June 30, 2020.